MANAGEMENT SERVICES AGREEMENT

     THIS MANAGEMENT SERVICES AGREEMENT (this "Agreement") is made, entered into, and is effective as of November 2, 2007 by and between Cognigen Networks, Inc. ("CNI"), and Commission River, Inc. ("CR").

BACKGROUND

     WHEREAS, CNI is desirous of having CR manage, support, and expand CNI's operations as a master agency of various communications and non-communications products and services (CNI's Core Business, referred to herein as the "CCB"), and

     WHEREAS, CR is willing and able to provide the services to CNI on the terms and subject to the conditions stated herein, and

     WHEREAS, CNI and CR agree this Agreement is intended to be an interim agreement to a longer-term joint venture, partnership, or merger of the two entities.

     NOW, THEREFORE, CNI and CR, in consideration of the mutual promises hereinafter set forth, do hereby promise and agree as follows:

     1.    Appointment of CR. CNI hereby appoints CR as a provider of all services necessary or appropriate for the supervision and management of the CCB, as described more fully in Section 3. CR hereby accepts such appointment on the terms and subject to the conditions stated herein.

     2.    Scope of the Services. Commencing with the date hereof and continuing until termination of this Agreement as provided herein, CR shall (a) establish and implement operational policies, (b) provide general management of the day-to-day operations related to the CCB, and (c) exercise general supervision, direction and management of the CCB (each a "Service" and collectively, the "Services"). Without limiting the foregoing, CR shall maintain CNI's relationships with the CNI's agents and customers currently included in the CCB. Each party acknowledges that there may be material services that the parties would have intended to include but which have inadvertently been omitted from this Agreement. CR and CNI agree to cooperate and negotiate in good faith to come to an agreement regarding the continued provision of such material services that have inadvertently been omitted from this Agreement, on terms that are acceptable to the parties.

          (a)   Service Levels. All Services will be provided in a commercially reasonable manner. Unless otherwise set forth herein, there shall be no service levels with respect to any of the Services to be performed hereunder.

     3.    Responsibilities of CNI. Commencing with the date hereof and continuing until termination of this Agreement as provided herein, CNI shall assist and fully cooperate with CR in its performance of the Services. Without limiting the foregoing, CNI shall undertake the following responsibilities with the cooperation of CR:

          (a)   CNI shall provide CR with all information and materials in their possession which are necessary to enable CR to provide the Services;

          (b)   CNI shall perform any acts reasonably necessary to maintain and preserve the CCB, excluding those acts which are to be performed by CR in connection with the Services, pursuant to and in accordance with the supervision and direction of CR;

          (c)   CNI shall continue to communicate with third parties, pursuant to the supervision and direction of CR, including responding to their inquiries, requests and correspondence relating to the CCB; and

          (d)   CNI shall continue to manage all accounting and bookkeeping functions of CCB, including but not limited to coordinating with customers regarding collection of customer payments and reporting thereof.

4.	Responsibilities of CR.

     (a)   In performing the Services, CR shall manage the CCB in  accordance with subsection (b) of this Section 4. CR shall use commercially reasonable efforts to (i) maintain quarterly and annual revenues to CCB from the sale of CCB's existing products ("Existing Product Revenues"), and (ii) generate revenues to CCB from the sale of new products that CR may develop from time to time ("New Product Revenues"), and in each case, as related to the CCB only. Notwithstanding the foregoing, CR acknowledges and agrees that the CCB is subject to various economic factors that are beyond the control of CR, and nothing contained in this Agreement shall be construed as a guarantee by CR to CNI with respect to increasing Existing Products Revenues or any New Product Revenues. The parties hereto agree that the failure of CR to generate or increase Existing Product Revenues and/or New

      (b)  CR's management responsibilities under this Agreement shall consist of the following components:

          (i)   Without limiting CNI's right to contact its agents, management of CNI's agents;

          (ii)   Management of CNI's websites including Id.net, Cognigen.net, Cognigen.org, and mvld.org;

         (iii)   Management of CNI's back office functions, including but not limited to the following: product offering presentation, sales reporting, commission reporting, and training;

          (iv)   Management of CNI's vendors, including but not limited to the following: AcculinQ, Broadvox, Capsule, Cleartel, Delta Three, DomainsWithUs, Extreme Programming, FlexTel, HostingWithUs, IBNTe1, Inphonic, Ka118, Launchnet, LowestDomainRates, MyPhoneCompany, OPEX, Packet 8, Pagenet, Pioneer, PNG, Simple Biz Hosting, Sip Media, Speakeasy, SunRocket, Talk America, Unitel, WarpSpeed Hosting, WebMax Hosting, WorldVerge, ZeroCents; and,

          (v)   Business planning and reporting for the CCB; this includes preparing and presenting an operational plan and annual budget for approval by an Operating Committee, as defined in Section 4(c). The operating plan and budget shall outline the planned activities and costs related to manage and grow the CCB.

          (c)   Material Decisions. The actions of CR in performing the Services with regard to any Material Decision, as that term is defined herein, shall be subject to approval of an Operating Committee ("OC") consisting of a representative appointed by the CNI Management and a representative appointed by CR. In the event the OC is not able to reach an agreement with regard to any Material Decision that is being contemplated by the OC, the OC shall defer to the CNI Management for a decision on the issue. The decision by the CNI Management shall become binding upon the OC, and the OC shall direct that CR discharge its Services in accordance with the decision of the CNI Board. For purposes of this Agreement, "Material Decisions" shall mean operational and management decisions that include, but may not be limited to:

          (i) Transactions between CNI and CR or between CNI and Telarus Inc. not contemplated in the Agreement;

          (ii) Any transaction that is not an employee/contractor agreement but involves the expenditure of capital by CNI in excess of $25,000 within a 12 month period; or

          (iii) Adjusting commission programs and override compensation programs.

          (d)   Non-material Decisions. CR shall have the authority to make operational decisions that are not Material Decisions with regard to the responsibilities set forth in subsection (a) of this Section 4, including but not limited to:

          (i)   Hiring, firing and managing employees, service providers and contractors related to the CCB business and in line with the CCB operating and budget plan;

          (ii)   Holding contests, promotions and recruiting events related to the CCB;(iii)  Modifying reporting systems and web interfaces;

         (iv)   Negotiating and re-negotiating existing or prospective vendor agreements or customer agreements (CNI will retain its ability to approve any changes to or signing of any agreements).

          (v)   Entering into non-vendor obligations that obligate CNI for less than one year, including but not limited to leases, employment agreements, etc.

Vendor and other contracts negotiated by CR on behalf of CNI shall be executed by CNI's designated representative to the OC, or any other authorized CNI representative.

     5.   Independent Contractor Status. CR is an independent contractor in the performance of the Services under this Agreement and shall determine the method, details and means of performing the Services. Without limiting the generality of the foregoing but subject to this Agreement, CR shall be permitted, in its sole discretion, to (i) enter into and perform contracts and agreements in its own name for the furnishing of services, equipment, parts and supplies in connection with the Services, and (ii) recruit, hire and terminate the services of all employees and independent contractors who perform services on behalf of CR in connection with the Services. CR shall solely establish the terms and conditions of employment for all its employees and shall pay all salaries and other compensation due such employees. CR is not an agent of CNI and has no authority whatsoever to bind CNI to any third-party by contract or agreement of any kind.

     6.   Compensation. As compensation for the Services, CR shall be compensated as follows:

          (a)   Monthly Management Fee. CR shall receive a monthly payment as follows (each, a "Monthly Management Fee"): (i) $15,000 per month, up to the first six months of this Agreement, (ii) $10,000 per month for each of the following three months, and (ii) $5,000 per month thereafter for the remaining months of the Agreement. Each Monthly Management Fee hereunder shall be paid in cash, or cash and convertible notes (CNI, at its discretion, may pay up to 50% of the Management Fee in convertible notes under the same terms and conditions as the financing that is presently being contemplated by CNI, see Exhibit C for proposed terms). Each Monthly Management Fee payable hereunder shall be due in two equal installments on the 15th calendar day and last day of each calendar month.

          (b)   Percentage of Monthly Earnings. In addition to any other payment obligation under this Section 6, CR shall receive 5% of Monthly Earnings (defined below), beginning in the seventh month of this Agreement. This amount is to be advanced monthly but calculated and reconciled quarterly (each a "Reconciliation"), no later than within 30 days of the end of each fiscal quarter of CNI.

          (c)   Equity in Earnings Increase. In addition to any other payment obligation under this Section 6, CR shall earn 50% of Increased Monthly Earnings of the CCB (the "Equity in Earnings"). As an example, if there is an increase in Monthly Earnings to $75,000, CR's Equity in Earnings shall be $12,500, or 16.7% of the total Monthly Earnings, calculated as follows: ($75,000 -Baseline = $25,000), then ($25,000 X 50% _ $12,500), where $12,500/$75,000 = 16.7% . For purposes of this Agreement, (i) "Increased Monthly Earnings" shall mean all Monthly Earnings (as defined below) in excess of Baseline, and (ii) "Baseline" shall mean an amount equal to $50,000.

Each Equity in Earnings shall be advanced to CR monthly in cash but calculated and reconciled by a Reconciliation, no later than within 30 days of the end of each fiscal quarter of CNI. Equity in Earnings payable to CR in accordance with this Section 6(c) shall survive the termination of this Agreement. Following the termination of this Agreement, Equity in Earnings shall be measured at the end of the first month following termination, and CNI shall pay CR such measured amount ("Post-Termination Amount") each month for six (6) consecutive months following termination. Equity in Earnings will be measured again after a period of six (6) months following termination and CNI shall pay CR an amount equal to the greater of (i) the original Post-Termination Amount, or (ii) the dollar amount of the Equity in Earnings after six (6) moths following the termination (such greater amount, the "5-Year Post-Termination Amount"). CNI shall pay the 5-Year Post-Termination Amount each month for a period of five (5) years (minus the original 6 month period), provided that CNI may withhold any monthly 5Year Post-Termination Payment until CR has made its payment obligations of the CR Profit Share in accordance with Section 7 below, at which time any withheld payments of the 5-Year Post-Termination Amount shall be immediately released to CR.

For purposes of this Agreement, "Monthly Earnings" shall mean an amount equal to (i) Monthly CCB Revenue, less (ii) related CCB expenses including, but not limited to, commissions and bonuses, employee salaries or that portion of employee salary relating to work performed within the CCB, contractor expenses, office expenditures, CCB related travel, and any Monthly Management Fee and any other expenses reasonably agreed upon by the parties hereto. CR will present a quarterly operating budget to CNI Management detailing the anticipated monthly CCB expenses. An example of the Monthly Earnings statement upon which the calculation will be done is attached as Exhibit A.

(d) Access to Books.

          (i)   During the term of this Agreement, CNI's representative on the OC shall have continual access to any books, records or information of CR related to operations of the CCB and any Services provided pursuant to this Agreement.

          (ii)   CR's representative on the OC shall have continual access to the books, records or information of CNI related to the Monthly Earnings, Equity in Earnings and the calculation thereof.

     7.   CR Profit Share. Upon execution of this Agreement, CCB agents may be encouraged to join the CR affiliate program, a description of which is attached hereto as Exhibit B (the "CR Affiliate Program"). CR will pay CNI 50% of the Gross Profit attributed to CCB agents who become agents of CR in providing the Services related to the CR Affiliate Program. "Gross Profit" shall be calculated as gross revenue on the sale by the CCB Agent less related commission, bonuses and overrides. In addition to the profit share paid to CNI, CR will pay a recruiting override to the Level 1 CNI upline consistent with CNI's compensation plan for each agent who joins as a CR affiliate. Subject to the last sentence of this Section 7, this override will be paid directly to CNI and distributed to CNI agents. Agent affiliation with CR and payment of such share of Gross Profit, as well as Level 1 override payments shall survive the termination of this Agreement. Any payment to CNI under this Section 7 after termination of this Agreement shall be conditioned upon continued payment, if due, of the Equity in Earnings Increase as described in Section 6(c) hereof, and CR's obligation to make any payment to CNI under this Section 7 shall continue so long as CNI is current in any payments due to CR in Equity in Earnings Increase. Notwithstanding anything to the foregoing, CR may, in its sole discretion, offset any amounts payable to CNI under this Section 7 against any amounts owing to CR but unpaid under Section 6 hereof

     8.   Related Party Transactions. The parties acknowledge CR operates the CR Affiliate Program. The parties hereto also acknowledge that certain members of CR's management own Telarus, Inc., a CR vendor. All transactions between CR and Telarus, Inc. with exception to those pre-approved in this Agreement or those already in place at the date of this Agreement, will be approved by the OC. Related party transactions that do not include approval by the OC include the following:

          (a)   CR shall enter into an employee leasing agreement with Telarus, Inc., so that Telarus employees may perform services for the CCB at a predetermined hourly rate.

          (b)   CR shall enter into an employee leasing agreement with Commission River, Inc. so that CR employees may perform services for the CCB at a predetermined hourly rate.

          (c)   CR may choose to share vendor agreements with CNI and CNI may choose to share vendor agreements with CR if it is in the best interest of each company.

     9.    Indemnification. CNI shall indemnify, defend and hold harmless CR and its directors, officers, employees and agents (the "CR Indemnitees") from and against any and all damage, loss, liability and expense (including reasonable attorneys' fees and expenses) in connection with any and all third-party actions or threatened actions ("Indemnifiable Losses") incurred or suffered by any of the CR Indemnitees arising from, related to or associated with CR's performance of this Agreement and any of the Services, other than liabilities arising out of the willful misconduct or gross negligence of CR. CNI shall also indemnify and hold harmless the CR Indemnitees for any gross negligence or any acts of intentional or willful misconduct by CNI.

10.	Limitation of Liability.

          (a)   Except for each party's undertaking to indemnify the other,  neither party will be liable to the other for anything other than the management compensation and profit share plan within this Agreement. Neither party will be liable for consequential, incidental, special or indirect loss or damage of any kind. The parties hereto acknowledge a conflict of interests exists as CR owns an affiliate program and CR management owns Telarus, Inc. a Cognigen vendor. The parties hereto agree that such conflict is mitigated and that CR management cannot breach its duty of loyalty since all related party transactions are approved by the OC or have been identified and approved in the Agreement.

          (b)   THIS IS A SERVICE AGREEMENT, AND EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, (A) CR NEITHER GUARANTEES OR WARRANTS THE SERVICES TO BE PROVIDED HEREUNDER, (B) THE SERVICES WILL BE PROVIDED ON AN "AS IS" AND "WITH ALL FAULTS" BASIS AND (C) THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OR GUARANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED. NONE OF CR OR ANY OF ITS AFFILIATES GUARANTEES OR WARRANTS THE CORRECTNESS, COMPLETENESS, CURRENTNESS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY DATA PROVIDED TO CNI.

     11.    Term and Termination. The Initial Term for this Agreement shall commence on the date hereof and shall continue for twelve (12) months with a review period commencing on the date hereof and ending after 90 consecutive days (the "Review Period"). During the Review Period, the parties hereto may make adjustments, mutually agreed upon in writing, before commencing with the balance of the Initial Term. Either party may unilaterally terminate this Agreement for any reason during the Review Period. In the event CNI elects to terminate this Agreement after the Review Period, CR agrees to return all data related to the CCB, and will warrant that the data shall not be used in any manner that may be in contravention to the best interests of CNI. The Equity in Earnings and CCB agents' affiliation with CR shall survive any termination. After the Initial Term, the agreement shall automatically renew for one additional year term on each anniversary thereafter, unless otherwise terminated by any party hereto upon 30 days written notice to the other party.

     12.    Confidential Information. CR agrees to use reasonable measures (including, without limitation all measures the CR uses with respect to its own Confidential Information), to keep Confidential Information confidential and not disclose or use except in performance of its obligations under this Agreement. Confidential Information shall include all data related to the CCB provided to CR by CNI. Confidential Information does not include information which: (i) is in the possession of CR at the time of disclosure as shown by CR's files and records immediately prior to the time of disclosure; (ii) prior or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of CR; or (iii) is approved for release by the CNI in writing. CR acknowledges and agrees that due to the unique nature of the Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow third parties to unfairly compete with CNI resulting in irreparable harm to CNI, and therefore, that upon any such breach CNI shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law. CR will notify CNI in writing immediately upon the occurrence of any such unauthorized release or other breach. Any breach of this Section 12 will constitute a material breach of this Agreement, for which CNI may terminate this Agreement without further notice to CR; provided that CNI's payment obligations under Section 6(c) hereof shall continue as set forth in that Section.

     13.    Entire Agreement. This Agreement and any agreements between or among the parties hereto of even date herewith constitute the entire agreement among the parties hereto relating to the subject matter hereof, and all prior agreements, correspondence, discussions and understandings of the parties (whether oral or written) are merged herein and superseded hereby, it being the intention of the parties hereto that this Agreement and the instruments and agreements contemplated hereby shall serve as the complete and exclusive statement of the terms of their agreement together. No amendment, waiver or modification hereto or hereunder shall be valid unless in writing signed by an authorized signatory of the party or parties to be affected thereby.

     14.    Assignment. This Agreement and the rights hereunder shall not be assignable or transferable (i) by CR without the prior written consent of CNI, except to an affiliate of CR or to a financial institution in connection with a financing related to this Agreement, or (ii) by CNI without the prior written consent of CR. The duties and obligations of a party hereunder shall not be delegable without the prior written consent of the other parties hereto.

     15.    Arbitration. Except for actions for equitable or similar relief, any dispute between the parties arising out of or in connection with this Agreement or with any subscriber order, which cannot be settled amicably, shall be settled under the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration shall take place in Denver, Colorado. The decision of a majority of the arbitrators will be final and binding upon the parties and the expense of the arbitration will be shared equally between the parties.

     16.      Binding Effect. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns.

       17.      Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

       18.      Applicable Law. This Agreement and all questions arising in connection herewith shall be governed by and construed in accordance with the internal laws of the State of Colorado without regard to the principles of conflicts of laws thereunder.

       19.      Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been executed by each of the parties and delivered to the other parties.

       20.      Use of Terms. In this Agreement, (i) the words "hereof," "herein," "hereto," "hereunder" and words of similar import mean and refer to this Agreement as a whole and not merely to the specific section or clause in which the respective word appears, (ii) words importing gender include the other genders as appropriate and (iii) any terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

       21.      Facsimile Copy. This Agreement may be executed in facsimile copy with the same binding effect as an original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

Commission River, Inc.	Cognigen Networks, Inc.

By /s/ Adam Edwards	By /s/ Bob Bench
Name Adam Edwards	Name Bob Bench
Title President	Title President
Date 11/2/07	Date 11-5-07